Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the Registration Statements of Ardea Biosciences, Inc. on Form S-3 (File Nos. 333-170105, and 333-165909) of our report, dated March 11, 2011, with respect to our audit of the consolidated financial statements of Ardea Biosciences, Inc. as of December 31, 2010 and for the year then ended, and our report dated March 11, 2011 with respect to our audit of the effectiveness of internal control over financial reporting of Ardea Biosciences, Inc. as of December 31, 2010, which reports are included in this Annual Report on Form 10-K of Ardea Biosciences, Inc. for the year ended December 31, 2010.
/s/ Marcum LLP

Irvine, CA
March 11, 2011